Exhibit T3A.4
ARTICLES OF INCORPORATION
Executed by the undersigned for the purpose of forming a South Dakota corporation under
Chapter 22 of the South Dakota Business Corporation Act:
     Article 1. The name of the corporation shall be Broadcaster Press, Inc.
     Article 2. The period of existence shall be perpetual.
     Article 3. The purposes shall be to contract and render services in the endeavor of a general printing, photography, advertising, publishing, and engraving business and shall buy, sell lease, rent, mortgage or exchange any real or personal property suitable for any of the purposes of this corporation, and to purchase, acquire, erect, construct, or make improvements to any building or machinery which may be useful in the above described business.
     Article 4. The number of shares which it shall have authority to issue, itemized by classes, par value of shares, shares without par value, and series, if any, within a class, is:

	Series	Number of	Par value per share or statement
Class	(if any)	Shares	that shares are without par value
Common		150	$1,000.00 per share
     Article 5. The preferences, limitations, designation, and relative rights of each class or series of stock, are equal.
     Article 6. Address of initial registered office is West Highway 50, Box 351, Vermillion, South Dakota.
     Article 7. Name of initial registered agents at such address are William H. Willroth III and Jon R. Jacobsen.
     Article 8. The number of directors constituting the initial board of directors shall be three; and the names and addresses of the directors are as follows:

William H. Willroth, III	107 Catalina, Vermillion, South Dakota

Jon R. Jacobsen	221 S. University, Vermillion, South Dakota

Alyce I. Jacobsen	221 S. University, Vermillion, South Dakota
     Article 9. The name and address of incorporator (or incorporators) are:

NAME	ADDRESS
William H. Willroth, III	107 Catalina, Vermillion, South Dakota

Jon R. Jacobsen	221 S. University, Vermillion, South Dakota

Alyce I. Jacobsen	221 S. University, Vermillion, South Dakota

     Article 10. (Other provisions)
     The Corporation will not commence business until consideration of the value of at least $1,000.00 has been received for the issuance of shares.
     Article 11. These Articles may be amended in the manner authorized by law at the time of amendment.
     Executed in duplicate on the 30th day of September, 1966

X	/s/ William H. Willroth, III

X	/s/ Jon R. Jacobsen

X	/s/ Alyce I. Jacobsen

STATE OF South Dakota	)
ss.
County of Clay	)
     Personally came before me this 30th day of September, A.D. 1966 the above named William H. Willroth, III, Jon R. Jacobsen and Alyce I. Jacobsen to me known to be the persons who executed the foregoing instrument, and acknowledged the same.

[ILLEGIBLE]

Notary Public
(Notarial Seal)
My Commission expires April 12, 1968

STATE OF South Dakota	)
ss.
County of Clay	)
     William H. Willroth, III and John R. Jacobsen BEING DULY SWORN, each for himself deposes and says: That he is one of the persons described in and who signed the foregoing Articles of Incorporation as an incorporator therein; that he has read said Articles and knows the contents thereof; that the incorporators intend in good faith to form a corporation for the purpose of the promotion of a lawful business as set forth in said articles and not for the purpose of enabling any corporation or corporations to avoid the provisions of Chapter 13.18 South Dakota Code of 1939, relating to unlawful trusts and combinations and laws amendatory thereto.

X /s/ Willim H. Willroth, III	X /s/ Jon R. Jacobsen

Subscribed and sworn to before me this 30th day of September, 1966.

/s/ [ILLEGIBLE]

Notary Public
(Notarial Seal)

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